                                                                     Exhibit 4.8

                         TRIPARTITE/CONVERSION AGREEMENT


                                 AUGUST 8, 2000


         This Tripartite/Conversion Agreement (the "Agreement") is made as of the 8th day of August, 2000 by and between The Chase Manhattan Bank ("Chase") and First Union National Bank ("First Union").

         WHEREAS, Chase is terminating its services provided to Phelps Dodge Corporation ("Phelps Dodge") under certain instruments described in this Agreement; and

         WHEREAS, Phelps Dodge is appointing First Union to succeed Chase under those instruments.

         NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, AND INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES HERETO AGREE:

         1. Definitions

         "Agent" means the capacities in which Chase currently services under any of the Relevant Instruments (including, without limitation, trustee, registrar, paying agent, transfer agent, tender agent, custodian or escrow agent).

         "Bearer Bonds" means all Bonds which are in bearer form or which are registered as to principal only.

         "Bonds" shall mean, collectively, the 6 3/8% Notes of Phelps Dodge, due November 1, 2004, and the 7 1/8% Debentures of Phelps Dodge due November 1, 2027.

         "Conversion Date" shall mean August 10, 2000, or such other date to which Chase, First Union and Phelps Dodge shall agree.

         "Relevant Instruments" means the Indenture and any other instruments to which Chase is a party in any capacity (including, without limitation, trustee, registrar, paying agent, transfer agent, tender agent, custodian or escrow agent) related to the Bonds and the Indenture.

         "Sinking Funds" means all moneys, investments, securities and other property held by Chase for the payment of Unpresented Items.

         "Unpresented Items" means all unpresented Bonds and coupons thereon issued by Phelps Dodge which were due and payable prior to the Conversion Date.

         2. Termination and Appointment.

         Chase hereby resigns as Agent under the Relevant Instruments effective as of the Conversion Date. First Union accepts its appointment as successor Agent under the Relevant Instruments effective as of the Conversion Date. Following the date of execution hereof, Chase shall comply with all reasonable written requests made by First Union which are necessary or required to achieve the transfer of the functions of Agent to First Union by the Conversion Date. Notwithstanding the previous sentence, Chase shall not be required to transfer, assign or record any mortgage or other document relative to the Bonds, except as requested by Phelps Dodge.

         3. The Bonds.

         Chase will provide First Union with the information in Exhibit A with respect to the Bonds on or prior to the Conversion Date, which information shall be true and accurate in all material aspects as of the Conversion Date.

         4. Documentation Transfer.

         Chase, as promptly as possible, will provide First Union with the documentation listed in Exhibit A attached hereto. Any information transferred by Chase to First Union electronically shall be true and accurate in all material respects as and when transferred.

         5. Sinking Funds and Unpresented Items.

         Chase agrees to deposit all Sinking Funds with First Union on the Conversion Date, along with a statement as to the allocation thereof among each series of Bonds held by it for payment of the Unpresented Items, which statement shall be, when received, attached hereto as Exhibit B, and which information shall be true and accurate in all material respects as of the Conversion Date.

         6. Imbalance Condition.

         If Chase's registration books with respect to any series of outstanding Bonds indicate that the aggregate principal amount of such series is greater or less than the aggregate principal amount of such series shown on Chase's records as outstanding (an "Imbalance Condition"), Chase will either (i) reconcile the registration books for such series on or prior to the Conversion Date and provide documentary support for such reconciliation to First Union, or (ii) deliver to First Union on or prior to the Conversion Date the requisite principal amount of Bonds of such series (registered or bearer) for cancellation so that the records for such series shall be equal to the total Bonds of such series shown on the Agency's records as outstanding.

         7. Official Bank Records.

         Chase hereby agrees to maintain all official bank records in connection with its prior duties as Agent, except for the documentation listed in Exhibit A, including but not limited to transfer records, payment records, certificate records, cremation records, issuance records, stop payments, tax reporting and correspondence records, all to be maintained in accordance with standard industry practice. Any inquiries received by First Union which relate to transactions that occurred prior to the Conversion Date will be the responsibility of Chase. Within 48 hours of receipt of any such inquiry, First Union shall deliver said inquiry to Chase for its response. First Union shall comply with all reasonable written requests made by Chase that are necessary or required to investigate and resolve such inquiries.

         8. Sinking Fund Payments.

         First Union will maintain complete records in accordance with the Relevant Instruments, industry standards and all applicable statutory or regulatory requirements of all payments made from the Sinking Funds on and after the Conversion Date. Such records shall include for each payment from the Sinking Funds, the amount of such payment, the unique identifying number of the item paid, the purpose of such payment, the date of such payment, and the person or institution to whom the payment was made. First Union shall retain any canceled item against which payments have been made from the Sinking Funds until such items are delivered to and/or canceled by First Union pursuant to the terms of the Indenture.

         9. Payments on Unpresented Items.

         First Union agrees that it will make all payments on the Unpresented Items properly presented on and after the Conversion Date. All such payments made by First Union on the Unpresented Items will be paid from the Sinking Funds to the extent of funds actually remitted to First Union by Chase pursuant to
Section 5 hereof. In the event any such payments exceed the amount in the Sinking Funds, First Union will make such payments and shall promptly notify Chase in writing of such excess, request reimbursement and submit records as set forth in Section 8 above substantiating such request for reimbursement. Upon receipt of such request and supporting records Chase shall examine the records submitted by First Union and reimburse First Union for the amount requested within 90 calendar days unless (i) Chase requests additional records to be submitted to substantiate First Union's claim, in which case Chase shall be entitled to an additional 90 calendar days from the delivery of the additional records by First Union within which to examine such additional records before making the reimbursement for the amount requested; (ii) Chase demonstrates that it was not responsible for the insufficiency of sinking funds; or (iii) Chase demonstrates that the payment made by First Union was improper.

         10. Best Efforts.

         Chase shall use its commercially reasonable efforts to cooperate with First Union in effecting the transfer of the function of Agent with respect to the Relevant Instruments to First Union on the Conversion Date. The parties agree to use their best efforts to cause the Conversion Date to occur no later than August 14, 2000.

         11. Transfer of Monies and Investments.

         On or prior to the Conversion Date Chase shall deliver to First Union, as successor Trustee, all monies and investments then held (whether physically or in book entry or similar form) by Chase as Agent in any fund or account maintained by Chase in its Corporate Trust Department under any of the Relevant Instruments (excluding monies or investments held for payment of Bonds of any series which have been entirely called for redemption, or which have matured or will mature, prior to the Conversion Date); together with a list of such funds and accounts and the monies and investments held therein as set forth in Exhibit A hereto, which information shall be true and accurate in all material respects as of the Conversion date.

         12. Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, Chase and First Union have caused this Agreement to be executed as of the date first written above.



                                        THE CHASE MANHATTAN BANK


                                        By /s/ Timothy E. Burke
                                           --------------------------
                                        Its Vice President

[Seal]



                                        FIRST UNION NATIONAL BANK


                                        By /s/ Kevin M. Dobrava
                                           --------------------------
                                        Its Vice President



[Seal]



                                        Acknowledged and Agreed by:

                                        PHELPS DODGE CORPORATION

                                        By /s/ Gregory W. Stevens
                                           --------------------------
                                        Its Vice President and Treasurer

                                    Exhibit A


1.       Certification of principal outstanding by maturity and CUSIP number
2.       Certified list of rates and maturity dates
3.       Certified list of holders
4. Certified list of called/matured but unpresented securities by date, including amounts
5.       Unpresented funds report
6.       List of stops, stop transfers, indemnity bonds and related files
7.       List of lost holders
8.       Lost holder funds
9.       Created maturity bills for any future payments
10.      Escheatment list and corresponding funds, if applicable
11.      List of non-certified holders
12.      List of holders coded for B-Notices
13.      List of holders coded for C-Notices
14.      List of foreign holders
15.      Certification of W-8/W-9 due diligence
16. Seasonal/secondary/disbursement address records, to include wire and ACH instructions
17. Transfer, redemption, and payment journals for the period covering the report creation date and the conversion effective date
18.      Certificate inventory and corresponding control report